Exhibit 4.7

FORM OF CROSS LICENSE AGREEMENT

This CROSS LICENSE AGREEMENT (the “Agreement”) has been entered into as of [•], 2020 (the “Effective Date”) by and between SunPower Corporation (“SPWR”), a Delaware corporation, and Maxeon Solar Pte. Ltd. (“MSSG”), a Singapore corporation and a wholly-owned subsidiary of Maxeon Solar Technologies, Ltd. (“SpinCo”), a Singapore corporation. SPWR and MSSG may also be referred to individually as a “Party” or collectively as “Parties.”

RECITALS

WHEREAS, SPWR and SpinCo have entered into that certain Separation and Distribution Agreement (the “SDA”), dated [•], 2019;

WHEREAS, in connection with the transactions contemplated by the SDA, SPWR will license to SpinCo certain intellectual property rights, in accordance with the terms and restrictions set forth in this Agreement; and

WHEREAS, in connection with the transactions contemplated by the SDA, SpinCo will license to SPWR certain intellectual property rights, in accordance with the terms and restrictions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and the SDA, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

Unless otherwise defined below or in this Agreement, any capitalized term used in this Agreement shall have the meaning given to it in the SDA. In this Agreement:

1.1 “Confidential Information” means: (a) any information or materials that a Party discloses to the other Party in connection with this Agreement and that is designated by the disclosing Party as confidential or proprietary at the time of disclosure; or (b) any other information or materials disclosed by a Party to the other Party in connection with this Agreement that should reasonably be understood to be confidential by the receiving Party at the time of the disclosure. “Confidential Information” includes the SPWR Licensed IP or the SpinCo Licensed IP that is confidential.

1.2 “Controlled” means, with respect to any particular Intellectual Property, having the power and authority, whether arising by ownership, license, or other authorization, to grant and authorize under such Intellectual Property the license of the scope granted to the other Party under this Agreement without giving rise to any violation of the terms of any written agreement between the granting Party and any third party existing at the time such license first comes into effect hereunder.

1.3 “Residential and Indirect Market Segment” is defined in the Supply Agreement.

1.4 “Direct Market Segment” is defined in the Supply Agreement.

1.5 “Exclusively Licensed SPWR Patents” means the Patents listed in Exhibit A and any Patent obtained or acquired after the Effective Date that claims priority to the Patents listed in Exhibit A.

1.6 “Intellectual Property” means all of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions (“Patents”), (b) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (c) trade secrets and know-how, and (d) all industrial property rights (other than trademark, service mark, trade dress and other indicators of origin).

1.7 “Licensed Products” means:

(a) Maxeon 2, Maxeon 3, and/or Maxeon 5 configured for use as residential solar panels;

(b) Maxeon 2, Maxeon 3, and/or Maxeon 5 configured for use as commercial solar panels;

(c) Maxeon 2, Maxeon 3, and/or Maxeon 5 configured for use as residential solar panels with the attachment of Enphase module level power electronics;

(d) Maxeon 2, Maxeon 3, and/or Maxeon 5 configured for use in utility scale applications;

(e) Maxeon 2, Maxeon 3, and Maxeon 5 solar cells;

(f) Shingled Panels configured for residential, commercial, or utility scale applications;

(g) specialty products, not including panels or other products for roof mounted or ground mounted use, of less than 170W; and

(h) any other solar cell or solar module product manufactured or reasonably expected to be manufactured by SpinCo as of the Effective Date, including any product implementing the Intellectual Property included in the SpinCo Assets or the Exclusively Licensed SPWR Patents.

1.8 “Licensed SpinCo IP” means Intellectual Property that is both: (a) Controlled by SpinCo as of the Effective Date or is a Patent obtained or acquired after the Effective Date that claims priority to Patents Controlled by SpinCo as of the Effective Date; and (b) necessary or useful to use, copy, modify, distribute, perform, display, create derivatives of, make, have made, import, supply, offer for sale or sell any Licensed Product.

1.9 “Licensed SPWR IP” means Intellectual Property, excluding the Exclusively Licensed SPWR Patents, that is both: (a) Controlled by SPWR as of the Effective Date or is a Patent obtained or acquired after the Effective Date that claims priority to Patents Controlled by SPWR as of the Effective Date; and (b) necessary or useful to use, copy, modify, distribute, perform, display, create derivatives of, make, have made, import, supply, offer for sale or sell any Licensed Product.

1.10 “Maxeon 2” means E-Series and SPR-E* products.

1.11 “Maxeon 3” means X-Series and SPR-X* products.

1.12 “Maxeon 5” means A-Series and SPR-A* products.

1.13 “Product Collaboration Agreement” means that certain Product Collaboration Agreement, by and between the Parties, dated [•], 2020.

1.14 “Shingled Panels” means solar panels made from shingling front contact solar cells into a hypercell, including P-Series or Performance Series solar panels.

1.15 “SpinCo Assets” has the meaning set forth in the SDA.

1.16 “SpinCo Business Plan” means the SpinCo Business Plan for 2019E – 2023E, dated September 2019.

1.17 “SPMOR” means the SPWR facility located in Hillsboro, Oregon.

1.18 “Supply Agreement” means that certain Supply Agreement, by and between the Parties, dated [•], 2020.

1.19 “Territory” means the 50 States of the United States, the District of Columbia and Canada, but not including U.S. territories and possessions. For clarity, the following U.S. territories are not included: Puerto Rico, American Samoa, Guam, the Northern Mariana Islands and the U.S. Virgin Islands.

1.20 “Transition Services Agreement” means certain Transition Services Agreement, by and between the Parties, dated [•], 2020.

2. LICENSE GRANT FROM SPWR TO SPINCO

2.1 License Grant. Subject to Sections 2.3 and 2.4, SPWR and its Affiliates hereby grant and agree to grant to MSSG and its Affiliates a perpetual, non-exclusive, irrevocable, non-transferable (subject to Section 7.3) and non-sublicensable license under the Licensed SPWR IP to use, copy, modify, distribute, perform, display, create derivatives of, make, have made, import, supply, offer for sale or sell any software, hardware, technology, processes or other products, solely for the following purposes: (a) operating any manufacturing asset included in the SpinCo Assets; (b) implementation of the SpinCo Business Plan; (c) commencing on the Effective Date, selling Licensed Products for all applications other than applications in the Residential and Indirect Market Segment and the Direct Market Segment; (d) commencing on the one-year (1 year) anniversary of the Effective Date, selling Licensed Products into the Direct Market Segment; (e) commencing on the two-year (2 year) anniversary of the Effective Date, selling Licensed Products for all applications, including selling Licensed Products into the Residential and Indirect Market Segment and the Direct Market Segment; (f) internal research and development; and (g) authorizing or permitting SpinCo’s activities under and in accordance with the Supply Agreement, including selling Licensed Products for all applications, including selling Licensed Products into the Residential and Indirect Market Segment and the Direct Market Segment, if SpinCo’s exclusive supply obligations under the Supply Agreement terminate.

2.2 Improvements by SpinCo. MSSG and its Affiliates may make improvements to the Licensed SPWR IP. Unless otherwise set forth in the Product Collaboration Agreement, as between SPWR and MSSG, MSSG shall own such improvements. Such improvements and any Intellectual Property embodied therein (including any subsequently obtained or acquired Patents claiming priority thereto) shall be included in the Licensed SpinCo IP licensed to SPWR and SPWR Affiliates in Section 3.1. The license granted pursuant to this Section 2.2 does not apply to improvements developed under the Product Collaboration Agreement.

2.3 Limited Restrictive Covenant. SPWR shall not, during the three (3) year period following the Effective Date, license any of the Licensed SPWR IP for use by a third party for the purpose of manufacturing any Licensed Products.

2.4 Exclusive License. SPWR and its Affiliates hereby grant and agree to grant to MSSG and its Affiliates a perpetual, exclusive, irrevocable, sublicenseable, and non-transferable (subject to Section 7.3) license under the Exclusively Licensed SPWR Patents to use, copy, modify, distribute, perform, display, create derivatives of, make, have made, import, supply, offer for sale or sell any software, hardware, technology, processes or other products (the “Exclusive License”). The Exclusive License to MSSG and its Affiliates includes, with respect to the Exclusively Licensed SPWR Patents, all substantial rights: (a) for MSSG and its Affiliates to exclusively control enforcement and litigation decisions, (b) for MSSG to have independent standing to sue an infringer alone, without joining SPWR in an infringement suit, (c) for MSSG to exclusively negotiate any settlement, including a license, and exclusively recover any damages, both past and present, related to a threatened or actual enforcement action, and (d) for MSSG to exclusively control the prosecution, maintenance, disposal, abandonment, filing of continuing applications and other activities before the United States Patent and Trademark Office (the “USPTO”) (collectively, the “Prosecution Activities”).

2.5 Collateral Attacks. In the event of a challenge to the validity or enforceability of any of the Exclusively Licensed SPWR Patents, regardless of the nature of such challenge or the forum in which such challenge is asserted (including without limitation the U.S. Patent and Trademark Office), MSSG shall be solely responsible for defending against such challenge, including any and all costs and fees (including without limitation all attorney’s fees and costs) associated with such defense.

3. LICENSE GRANT FROM SPINCO TO SPWR

3.1 License Grant. MSSG and its Affiliates hereby grant and agree to grant to SPWR and SPWR Affiliates a perpetual, non-exclusive, irrevocable, non-transferable (subject to Section 7.3) and non-sublicensable license under the Licensed SpinCo IP and the Exclusively Licensed SPWR Patents to use, copy, modify, distribute, perform, display, create derivatives of, make, have made, import, supply, offer for sale and/or sell any software, hardware, technology, processes and/or other products solely for the following limited purposes: (a) manufacturing, offering to sell and selling any Licensed Products within the Territory; (b) research and development; and (c) commencing after termination or expiration of the Supply Agreement, offering to sell and selling, outside of the Territory, Shingled Panels manufactured at SPMOR. For clarity, the license granted pursuant to this Section 3.1 (i) includes all rights required for SPWR and its Affiliates to make, have made, use, import, export, purchase or otherwise acquire solar cells for use at SPMOR to make Shingled Panels, and (ii) does not include a license for SPWR to manufacture or have made Licensed Products outside the Territory.

3.2 Improvements by SPWR. SPWR may make improvements to the Licensed SpinCo IP and Exclusively Licensed SPWR Patents. Unless otherwise set forth in the Product Collaboration Agreement, as between SPWR and SpinCo, SPWR shall own such improvements. Such improvements and any Intellectual Property embodied therein (including any subsequently obtained or acquired Patents claiming priority thereto) shall be included in the Licensed SPWR IP licensed to MSSG and its Affiliates in Section 2.1. The license granted pursuant to this Section 3.2 does not apply to improvements developed under the Product Collaboration Agreement.

4. RESTRICTIONS AND CONFIDENTIALITY

4.1 Restrictions on SpinCo. MSSG and each other member of the SpinCo Group shall not directly or indirectly: (a) participate in any standards-setting or similar organization that would require the Licensed SPWR IP or the Exclusively Licensed SPWR Patents to be licensed, disclosed or distributed to any third party; (b) use the Licensed SPWR IP in conjunction with any open source software in any manner that would require the Licensed SPWR IP to be disclosed or distributed in source code form to any third party; or (c) disclose any of the information or materials contained in the Licensed SPWR IP to any third party without the prior written consent of SPWR, other than the personnel of MSSG or any other member of the SpinCo Group who have a business need-to-know, provided such personnel are themselves bound by written confidentiality agreements with restrictions at least as restrictive as those set forth in this Section 4.1.

4.2 Restrictions on SPWR. SPWR and each other member of the RemainCo Group shall not directly or indirectly: (a) participate in any standards-setting or similar organization that would require the Licensed SpinCo IP or the Exclusively Licensed SPWR Patents to be licensed, disclosed or distributed to any third party; (b) use the Licensed SpinCo IP in conjunction with any open source software in any manner that would require the Licensed SpinCo IP to be disclosed or distributed in source code form to any third party; or (c) disclose any of the information or materials contained in the Licensed SpinCo IP to any third party without the prior written consent of SpinCo, other than to the personnel of SPWR or any other member of the RemainCo Group who have a business need-to-know, provided such personnel are themselves bound by written confidentiality agreements with restrictions at least as restrictive as those set forth in this Section 4.2.

4.3 Confidentiality. The Party that receives any Confidential Information (“Receiving Party”) of the other Party (“Disclosing Party”) shall keep all such Confidential Information in Receiving Party’s possession or reasonable control confidential and shall not disclose any such Confidential Information to any third party without the prior written consent of the Disclosing Party, other than the Receiving Party’s representatives who have a business need-to-know such Confidential Information. The Receiving Party shall exercise at least the same degree of care to safeguard the confidentiality of the Disclosing Party’s Confidential Information as it does to safeguard its own proprietary or confidential information of equal importance, but not less than a reasonable degree of care. The Receiving Party shall ensure, by instruction, contract, or otherwise with its representatives that such representatives comply with the provisions of this Section 4.3, The Receiving Party shall promptly notify the Disclosing Party in the event that the Receiving Party learns of any unauthorized use or disclosure of such Confidential Information by it or its representatives, and shall promptly take all actions necessary to correct and prevent such use or disclosure.

4.4 Exclusions. The confidentiality obligations in Section 4.3 shall not apply to any Confidential Information which: (a) is or becomes generally available to and known by the public (other than as a result of a non-permitted disclosure or other wrongful act directly or indirectly by the Receiving Party); (b) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that the Receiving Party has no knowledge that such source was at the time of disclosure to the Receiving Party bound by a confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party which was breached by the disclosure; (c) has been or is hereafter independently acquired or developed by the Receiving Party without reference to such Confidential Information and without otherwise violating any confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party; (d) was in the possession of the Receiving Party at the time of disclosure by the Disclosing Party without restriction as to confidentiality; or (e) is requested or required to be disclosed to a regulatory authority, provided that the Receiving Party promptly notifies, to the extent practicable, the Disclosing Party in writing of such request or demand for disclosure so that the Disclosing Party, at its sole expense, may seek to make such disclosure subject to an appropriate remedy to preserve the confidentiality of the Confidential Information.

5. TERM AND TERMINATION

5.1 Term. This Agreement and all rights and licenses granted hereunder shall commence on the Effective Date and shall continue until terminated by either Party in accordance with this Section 5.

5.2 Termination Rights.

(a) Termination by Mutual Agreement. At any time, for any reason whatsoever, this Agreement may be terminated effective immediately upon the Parties’ mutual agreement.

(b) No Termination for Breach. Nothing in this Agreement grants a Party a right to terminate this Agreement, in whole or in part, for breach.

6. INDEMNIFICATION; ASSUMPTION OF RISK; COSTS AND COOPERATION

6.1 Indemnification by SpinCo. MSSG shall fully indemnify and hold harmless SPWR and its Affiliates and their respective directors, officers, employees and agents (the “SPWR Indemnified Parties”) from and against any and all losses, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Damages”) incurred by any such SPWR Indemnified Party based on any third party claim (a) arising out of or relating to MSSG’s breach of this Agreement, (b) alleging that any SPWR Indemnified Party is responsible for any action by any SpinCo Indemnified Party (as defined in Section 6.2) by reason of such SpinCo Indemnified Party’s use of the Licensed SPWR IP or the Exclusively Licensed SPWR Patents, solely to the extent such claim arises out of such use, (c) alleging the Exclusively Licensed SPWR Patents are invalid or unenforceable (including any actions against the Exclusively Licensed SPWR Patents before the USPTO), or (d) arising out of or related to any litigation or other enforcement of the Exclusively Licensed SPWR Patents by MSSG.

6.2 Indemnification by SPWR. SPWR shall fully indemnify and hold harmless MSSG and its Affiliates and their respective directors, officers, employees and agents (the “SpinCo Indemnified Parties”) from and against any and all Damages incurred by any such SPWR Indemnified Party based on any third party claim (a) arising out of or relating to SPWR’s breach of this Agreement, or (b) alleging that any SpinCo Indemnified Party is responsible for any action by any SPWR Indemnified Party by reason of such SPWR Indemnified Party’s use of the Licensed SpinCo IP and Exclusively Licensed SPWR Patents, solely to the extent such claim arises out of such use.

6.3 Indemnity Procedures. Any indemnified Party submitting an indemnity claim under Section 6.1 or 6.2, as applicable (“Indemnified Party”), shall: (a) promptly notify the indemnifying Party under Section 6.1 or 6.2, as applicable (“Indemnifying Party”), of such claim in writing and furnish the Indemnifying Party with a copy of each communication, notice or other action relating to the event for which indemnity is sought; provided that no failure to provide such notice pursuant to this Section shall relieve the Indemnifying Party of its indemnification obligations, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend or settle the claim; (b) give the Indemnifying Party the authority, information and assistance necessary to defend or settle such suit or proceeding in such a manner as the Indemnifying Party shall determine; and (c) give the Indemnifying Party sole control of the defense (including the right to select counsel, at the Indemnifying Party’s expense) and the sole right to compromise and settle such suit or proceeding; provided that, in the case of Sections (b) or (c), the Indemnifying Party shall not, without the written consent of the Indemnified Party, compromise or settle any suit or proceeding unless such compromise or settlement (i) is solely for monetary damages (for which the Indemnifying Party shall be responsible), (ii) does not impose injunctive or other equitable relief against the Indemnified Party and (iii) includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

Notwithstanding anything in this Section 6.3, with respect to any claim covered by Section 6.1 or 6.2, as applicable, the Indemnified Party (in its capacity as such) may participate in the defense at its own expense.

6.4 Consequential Damages. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, EXCEPT IN CONNECTION WITH A BREACH OF SECTION 4, IT BEING UNDERSTOOD THAT A PARTY’S BREACH OF ITS INDEMNITY OBLIGATIONS HEREUNDER SHALL BE DIRECT DAMAGES REGARDLESS OF WHETHER THE DAMAGES CLAIM FOR WHICH INDEMNITY IS SOUGHT IS CHARACTERIZED AS SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL.

6.5 Costs and Cooperation. MSSG shall be solely responsible for directing the Prosecution Activities for the Exclusively Licensed SPWR Patents and all associated costs related to the Prosecution Activities. SPWR shall provide its full cooperation in facilitating MSSG’s directions, rights and obligations associated with the Prosecution Activities, including but not limited to executing formal documents with the USPTO and transmitting instructions to outside counsel who manage the Prosecution Activities before the USPTO. SPWR is strictly prohibited from taking action on any of the Exclusively Licensed SPWR Patents without the written approval of MSSG, including Prosecution Activities, such as abandoning any of the Exclusively Licensed SPWR Patents. SPWR shall not be liable to MSSG or its Affiliates for any action or inaction on behalf of MSSG or its Affiliates relating to any of the Prosecution Activities.

7. MISCELLANEOUS

7.1 Reservation. All rights not expressly granted by a Party hereunder are reserved by such Party. Nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth in Sections 2. and 3.

7.2 Section 365(n). (a) All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code and all intellectual property, proprietary information, and other materials licensed under this Agreement are, and shall be deemed to be, “embodiment(s)” of “intellectual property” for purposes of same; (b) the parties will retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code; (c) the parties agree that each party, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against the other party as licensor under the U.S. Bankruptcy Code, each party as a licensee will be entitled to a complete duplicate of or complete access to (as the licensee-party deems appropriate), any such intellectual property and all embodiments of such intellectual property; and (d) such intellectual property and all embodiments thereof will be promptly delivered to the licensee-party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the licensee-party, unless the licensor-party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the licensor-party upon written request therefor by the licensee party. The foregoing is without prejudice to any rights a licensee-party may have arising under the U.S. Bankruptcy Code or other applicable Law.

7.3 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement to an Affiliate or to an acquirer or successor in interest in connection with a Change of Control of such Party without the prior written consent of the other Party, provided that such Party provides the other Party with written notice of any such assignment. “Change of Control” means the closing of (a) a merger, consolidation or similar transaction providing for the acquisition of the direct or indirect ownership of more than fifty percent (50%) of a Party’s shares or similar equity interests or voting power of the outstanding voting securities or that represents the power to direct the management and policies of such Party, or (b) the sale of all or substantially all of a Party’s assets.

7.4 Governing Law. Disputes concerning the ownership, validity or enforcement of any Intellectual Property rights within the Territory shall be governed by the laws of the United States, without regard to any other choice or conflict of law provision or rules. Disputes concerning ownership, validity, or enforcement of Intellectual Property rights outside the Territory shall be governed by the laws of Singapore, without regard to rules of conflicts of laws. The construction of this Agreement and all other disputes shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to conflicts of laws principles.

7.5 Dispute Resolution. The Parties shall seek to settle any dispute, controversy or claim relating to this Agreement through good faith negotiation. As to disputes within the Territory, if within ten (10) days after one Party notifies the other Party of any dispute in writing, the Parties fail to resolve such dispute through good faith negotiation, a legal suit, action, or proceeding may be instituted exclusively in the federal courts of the United States or the courts of the State of California in each case located in the city of San Jose and County of Santa Clara, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. As to disputes outside the Territory, if within thirty (30) days after one Party notifies the other Party of any dispute in writing, the Parties fail to resolve such dispute through good faith negotiation, such dispute shall be settled through arbitration by the Singapore International Arbitration Centre (SIAC) under its latest version of rules of arbitration in force when the arbitration is initiated. The arbitration award shall be final and binding on the Parties. The place of arbitration shall be Singapore. The arbitration proceedings shall be conducted in English by a panel of three arbitrators who are fluent in the English language. Each party will have the authority to nominate one arbitrator in accordance with SIAC rules. Following confirmation of the two party-nominated arbitrators, they shall select a third neutral arbitrator to serve as the presiding arbitrator in accordance with SIAC rules.

7.6 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, PDF or other electronic transmission), all of which will be considered one and the same agreement.

[Signature page follows]

The Parties hereby execute this Agreement as of the Effective Date.

SunPower Corporation		Maxeon Solar Pte. Ltd.

By:		By:
	Name:		Name:
	Title:		Title:

Signature Page to Cross License Agreement